UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d)

of the Securities Exchange Act of 1934

December 19, 2016

(Date of Earliest Event Reported)

West Corporation

(Exact name of registrant as specified in its charter)

Delaware

(State or other jurisdiction of incorporation)

000-21771	47-0777362
(Commission File Number)	(I.R.S. Employer Identification No.)

11808 Miracle Hills Drive, Omaha, Nebraska 68154

(Address of principal executive offices)

Registrant’s telephone number, including area code: (402) 963-1200

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01	Entry into a Material Definitive Agreement.

On December 19, 2016, West Corporation (“West” or the “Company”) issued a press release announcing execution of an amendment to its Credit Agreement (as defined below). A copy of the press release is attached hereto as Exhibit 99.1 and is incorporated by reference in its entirety.

On December 19, 2016, West, certain domestic subsidiaries of West, as subsidiary borrowers, Wells Fargo Bank, National Association (“Wells Fargo”), as administrative agent, and the various lenders party thereto modified the Company’s senior secured credit facilities by entering into Amendment No. 8 to Amended and Restated Credit Agreement (the “Eighth Amendment”), amending the Company’s Amended and Restated Credit Agreement, dated as of October 5, 2010, by and among West, Wells Fargo, as administrative agent, and the various lenders party thereto, as lenders (as previously amended by Amendment No. 1 to Amended and Restated Credit Agreement, dated as of August 15, 2012, Amendment No. 2 to Amended and Restated Credit Agreement, dated as of October 24, 2012, Amendment No. 3 to Amended and Restated Credit Agreement; Amendment No. 1 to Guarantee Agreement, dated as of February 20, 2013, Amendment No. 4 to Amended and Restated Credit Agreement, dated as of January 24, 2014, Amendment No. 5 to Amended and Restated Credit Agreement, dated as of July 1, 2014, Amendment No. 6 to Amended and Restated Credit Agreement, dated as of November 24, 2015 and Amendment No. 7 to Amended and Restated Credit Agreement, dated as of June 17, 2016, the “Credit Agreement”, and the Credit Agreement, as amended by the Eighth Amendment, the “Amended Credit Agreement”).

The Eighth Amendment reduces the applicable interest rate margin of the Company’s Term B-12 Loans by 50 basis points and of its Term B-14 Loans by 25 basis points, as well as reduces the LIBOR floor and base rate floor on its Term B-14 Loans from 0.75% to zero, and from 1.75% to zero, respectively. The LIBOR and base rate floors for the Term B-12 Loans remain at 0.75% and 1.75%, respectively, following the Eighth Amendment.

As of the effective date of the Eighth Amendment, the Company had outstanding the following Term B-12 Loans and Term B-14 Loans:

•	Term B-12 Loans in an aggregate principal amount of approximately $867.8 million due June 2023. The interest rate margins applicable to the Term B-12 Loans are 2.50%, for LIBOR rate loans, and 1.50%, for base rate loans; and

•	Term B-14 Loans in an aggregate principal amount of approximately $259.4 million due June 2021. The interest rate margins applicable to the Term B-12 Loans are 2.50%, for LIBOR rate loans, and 1.50%, for base rate loans.

The Amended Credit Agreement also provides for a soft call option applicable to the Term B-12 Loans and Term B-14 Loans. The soft call option provides for a premium equal to 1.0% of the amount of the repricing payment, in the event that, on or prior to the six month anniversary of the effective date of the Eighth Amendment, West or the subsidiary borrowers enter into certain repricing transactions.

In addition, the Amended Credit Agreement provides that, if the effective yield applicable to any incremental term loans issued under the Amended Credit Agreement within 18 month of the effective date of the Eighth Amendment that are “B” term loans ranking equal in priority with respect to the collateral with the Term B-12 Loans and Term B-14 Loans under the Amended Credit Agreement exceeds the effective yield on the “B” term loans outstanding prior to such incremental borrowing by more than 50 basis points (giving effect to original issue discount, if any), then the effective yield on the “B” term loans (other than such incremental term loans) shall be increased by the same amount minus 50 basis points.

In connection with the Eighth Amendment, the Company incurred refinancing expenses of approximately $2.6 million of fees and expenses.

The foregoing description of the Eighth Amendment does not purport to be complete and is qualified in its entirety by reference to the full text of the Eighth Amendment, which is filed as Exhibit 10.1 to this current report on Form 8-K.

Item 2.03 Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant.

The information set forth in Item 1.01 is incorporated by reference into this Item 2.03.

Item 9.01	Financial Statements and Exhibits

(d) Exhibits

10.1	Amendment No. 8 to Amended and Restated Credit Agreement, dated as of December 19, 2016, by and among West Corporation, the Subsidiary Borrowers party thereto, Wells Fargo Bank, National Association, as administrative agent, and the lenders party thereto, to the Amended and Restated Credit Agreement, dated as of October 5, 2010, by and among West Corporation, the lenders from time to time party thereto and Wells Fargo Bank, National Association, as administrative agent.

99.1	Press Release dated December 19, 2016.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

WEST CORPORATION

Dated: December 22, 2016	By:	/s/ Jan D. Madsen
Jan D. Madsen
Chief Financial Officer

Exhibit Index

10.1	Amendment No. 8 to Amended and Restated Credit Agreement, dated as of December 19, 2016, by and among West Corporation, the Subsidiary Borrowers party thereto, Wells Fargo Bank, National Association, as administrative agent, and the lenders party thereto, to the Amended and Restated Credit Agreement, dated as of October 5, 2010, by and among West Corporation, the lenders from time to time party thereto and Wells Fargo Bank, National Association, as administrative agent.

99.1	Press Release dated December 19, 2016.